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                                                                EXHIBIT 99(a)(7)


THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED OCTOBER 25, 1999, AND THE RELATED LETTER OF TRANSMITTAL, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN THOSE JURISDICTIONS WHERE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF EDB 4TEL ACQUISITION CORP. BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.


                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                               TELESCIENCES, INC.

                                       AT

                               $8.79 NET PER SHARE

                                       BY

                           EDB 4TEL ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                            EDB BUSINESS PARTNER ASA

         EDB 4tel Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of EDB Business Partner ASA, a Norwegian limited company ("EDB"), is offering to purchase all outstanding shares of common stock, $.04 par value (the "Shares"), of Telesciences, Inc., a Delaware corporation (the "Company"), at $8.79 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 25, 1999, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, NOVEMBER 22, 1999, UNLESS EXTENDED. SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

         The Offer is conditioned upon, among other things, the satisfaction or waiver of certain conditions to the obligations of Purchaser, EDB and the Company, including there being validly tendered and not withdrawn prior to the expiration of the Offer, such number of Shares that would constitute at least a majority of the then outstanding Shares (the "Minimum Condition"). The Offer is not conditioned on obtaining financing.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 19, 1999 (the "Merger Agreement"), among EDB, Purchaser and the Company pursuant to which, following the







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consummation of the Offer, Purchaser will be merged with and into the Company and the Company will become a wholly owned subsidiary of EDB (the "Merger"). On the effective date of the Merger, each outstanding Share (except for Shares held by Purchaser, EDB or their subsidiaries or by stockholders exercising their appraisal rights under the Delaware General Corporation Law) will be converted into the right to receive the Offer Price net in cash (or any greater amount per Share paid pursuant to the Offer), without interest. EDB and Purchaser have entered into shareholder agreements (the "Shareholder Agreements") with two stockholders of the Company (the "Agreeing Stockholders") holding in the aggregate 198,597 Shares, representing approximately 19% of the issued and outstanding Shares. Pursuant to these agreements, each Agreeing Stockholder has agreed, provided the Merger Agreement has not been terminated, or the Purchaser has not notified the Agreeing Stockholder of its intent to continue the Offer or a revised Offer within 2 business days after termination of the Merger Agreement, to (i) tender to Purchaser all Shares beneficially owned by such Agreeing Stockholder, (ii) vote all Shares in favor of approval of the Merger Agreement and the transactions contemplated thereby and (iii) oppose any Alternative Acquisition (as defined in the Merger Agreement) and to vote all Shares now or hereafter owned by such Stockholder, or execute a consent or proxy, against any Alternative Acquisition.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE AT A PRICE AND ON TERMS THAT ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, STOCKHOLDERS OF THE COMPANY AND RESOLVED TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

         For purposes of the Offer, Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not property withdrawn when, as and if Purchaser gives oral or written notice to American Stock Transfer & Trust Company, as Depositary (the "Depositary") of its acceptance of such Shares for payment. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose shares have been accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase)), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required guaranteed signature or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see
Section 2 of the Offer to Purchase. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. Under no circumstances will interest be paid by Purchaser on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

         The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, November 22, 1999, unless and until Purchaser (subject to the Merger Agreement) extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire subject to the terms of the Merger Agreement and to applicable rules and regulations of the Securities and Exchange Commission. Provided that the Merger Agreement shall not have been terminated in accordance with its terms, if the conditions set forth in Annex A of the Merger Agreement are not satisfied or, to the extent permitted thereby, waived by Purchaser as of the date the Offer would otherwise have expired, then, except to the extent that such conditions are incapable of being satisfied, Purchaser will extend the Offer from time to time until the earlier of the consummation of the Offer or the date which is twenty (20) business days from the original Expiration Date. Pursuant to the terms of the Merger Agreement, Purchaser shall be entitled to extend the Offer one or more times beyond the Expiration Date for an aggregate period of up to ten (10) business days if on the Expiration Date, the conditions to the Offer set forth in Annex A of the Merger Agreement have been satisfied or waived, but


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there shall not have been tendered that number of Shares which would equal at least ninety percent (90%) of the issued and then outstanding Shares. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled expiration of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain tendered, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

         Pursuant to the Merger Agreement, no change or waiver may be made, without the prior written consent of the Company, except as permitted by the Merger Agreement, that (i) decreases the Offer Price, (ii) decreases the number of Shares to be purchased in the Offer, (iii) changes the form of consideration payable in the Offer, (iv) adds to or changes the conditions to the Offer set forth in Section 15 of the Offer to Purchase, (v) waives the Minimum Condition or (vi) changes any other terms or conditions of the Offer.

         Except as otherwise provided below, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after December 23, 1999. For a withdrawal to be effective, a written, telex, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Certificates for the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal, with (except in the case of Shares tendered by an Eligible Institution, as defined in the Offer to Purchase) signatures guaranteed by an Eligible Institution, must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by following one of the procedures described in Section 2 of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties.

         The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent, as set forth below, and copies will be furnished promptly at Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent.


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                     THE INFORMATION AGENT FOR THE OFFER IS:

                                    GEORGESON
                                   SHAREHOLDER
                               COMMUNICATIONS INC.

                           17 State Street, 10th Floor
                            New York, New York 10004
                Bankers and Brokers Call Collect: (212) 440-9800
                    All Others Call Toll-Free: (800) 223-2064




October 25, 1999








































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